Exhibit 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

FORM OF SHAREHOLDERS AGREEMENT

table of contents

Section 1	DEFINITIONS AND INTERPRETATION	2

Section 2	board of directors and Governance	2

Section 3	INFORMATION RIGHTS	4

Section 4	Protective provisions	5

Section 5	Restrictions on transfer of shares	6

Section 6	pre-emptive rights	10

Section 7	registration rights	12

Section 8	Best life’s OPTIONs	12

Section 9	Distribution Policy	13

Section 10	NO THIRD PARTY BENEFICIARIEs; ASSIGNMENTS AND TRANSFERS	14

Section 11	Confidentiality	14

Section 12	Miscellaneous	14

sCHEDULE I	Definitions	1

EXHIBIT A	Deed of Accession

i

shareholders Agreement

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated [__], 2025, is entered into by and among:

(1)	Best Life Technology Limited (优活科技有限公司), a company duly organized and existing under the laws of the British Virgin Islands, with its company number being 2124744 (“Best Life”);

(2)	Profusa, Inc, a California corporation, with its registration number being [__] (“Profusa”); and

(3)	Profusa Asia Pacific Pte. Ltd., a company duly organized and existing under the laws of Singapore, with its registration number being 202331805C (the “Company”),

each of the foregoing parties, a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, the Company is a private company limited by shares. Prior to the Closing (as defined below), Profusa is the sole shareholder of the Company and holds 10,050,000 Ordinary Shares (as defined below), constituting 100% of the total issued share capital of the Company.

WHEREAS on [__], 2025, Best Life and Profusa entered into a share purchase agreement (the “Share Purchase Agreement”), pursuant to which, Best Life purchases from Profusa, and Profusa sells to Best Life, on the Closing Date, 6,030,000 Ordinary Shares in the Company, representing 60% of the total issued share capital of the Company, subject to the terms and conditions of the Share Purchase Agreement. The capitalization structure of the Company with effect from the Closing is set for as follows:

Shareholder	Number and Class of Shares	Shareholding Percentage
Best Life	6,030,000 Ordinary Shares	60%
Profusa	4,020,000 Ordinary Shares	40%
Total	10,050,000 Ordinary Shares	100%

WHEREAS, upon Closing, Best Life and Profusa desire to operate and manage the Company and regulate their respective shareholding in the Company in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless otherwise defined hereunder, capitalized terms used in this Agreement shall have the meanings set forth in Schedule I.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, the following rules of interpretation shall apply:

(a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

(b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(e) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement;

(f) references to this Agreement, any other Transaction Documents and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

(g) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and

(h) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 2 board of directors and Governance

2.1 Board Size. The Parties shall take such action as is necessary such that the board of directors of the Company (the “Board”) shall consist of five (5) directors.

2.2 Board Composition. The composition of the board of directors of the Company shall be determined as follows:

(a) Best Life shall be entitled to appoint three (3) directors; and

(b) Profusa shall be entitled to appoint two (2) directors.

2.3 Change to the Board. Any change to the size and composition of the Board after the Closing shall be approved by Best Life and Profusa in writing.

2.4 Appointment and Removal of Directors.

(a) Upon the death, resignation, removal or incapacity of any director of the Company, the Shareholder who appointed such director shall be entitled to appoint his/her replacement to the Board. Any director of the Company may be removed from office at the election of such director’s appointing Shareholder in its sole discretion. Except as otherwise expressly provided in this Agreement, no director of the Company appointed by any Shareholder pursuant to this Section 2 may be removed from the Board unless such removal is consented to by his or her appointing Shareholder. Each such Shareholder may appoint a director, and remove a director whom it appointed, by giving notice in writing to the Company and the other Shareholder(s), and to the director being removed, in the case of removal of a director. The appointment or removal takes effect on the date on which the notice is received by the Company or, if a later date is given in the notice, on that date.

(b) Subject to Applicable Laws, the Board shall, and/or the Shareholders shall, pass such resolutions and take such other actions as are necessary to give effect to any appointment and removal from office of any person as a director of the Company; accordingly, the Shareholder appointing such director shall be responsible for, and shall indemnify the Company against, any claim by director appointed by it for unfair or wrongful dismissal arising out of his or her removal from office.

2.5 Quorum. A quorum for the transaction of business at any meeting of the Company's Board shall be constituted by the presence (whether in person or by proxy) of at least three (3) directors. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the directors may jointly determine; and if a quorum (whether in person or by proxy) is still not present at the adjourned meeting, then the directors present shall be deemed to constitute a quorum.

2.6 Board Meetings. The Board shall meet at least once every year, except that a director of the Company may at any time call a Board meeting by giving at least ten (10) Business Days’ notice to the Company and other directors of the Company to enable the meeting to be convened. All Board meetings shall be held in Singapore, or otherwise at a location decided by the Board. Meetings of the Board may be held through the use of a conference telephone or similar communications equipment so long as all members participating in such meeting can communicate with one another simultaneously and instantaneously at the time of such meeting. Participation by a director in such a manner constitutes presence in person at such meeting.  Each director of the Company shall have one (1) vote.

2.7 Written Resolutions. A written resolution signed by such number of directors as required to make such a decision (in one or more counterparts) will have the same force and effect as a resolution passed at a meeting of the Board.

2.8 Majority Vote Standard. Unless otherwise provided hereunder (including Section 4) or required by the Applicable Laws, resolutions of any Board meeting of the Company shall be passed with the approval of a simple majority of the directors present at the meeting.

2.9 Report of the Board Meetings. The Company shall prepare for and deliver to each director a quarterly report setting forth all such information as would be required by a prudent director of a company in a similar line of business, which shall at least include the quarterly management accounts of the Company for the immediate preceding fiscal quarter, information about management’s discussion and analysis on the Company’s operational and financial situation, the Company's short-term forecast in respect of future business, and such other information in connection with the management and other operational matters of the Company.

2.10 Senior Management. The appointment and removal of any Senior Management (including the chief executive officer) of the Company shall be decided by the Board.

Section 3 INFORMATION RIGHTS

3.1 Information Rights. The Company shall deliver to the Shareholders:

(a) as soon as practicable, but in any event no later than ninety (90) days after the end of each fiscal year of the Company, income statements and statements of cash flows of the Company for such fiscal year and balance sheet of the Company as of the end of the fiscal year audited and certified by the auditor of the Company;

(b) as soon as practicable, but in any event no later than fifteen (15) days prior to the end of each fiscal year, an annual budget and business plan of the Company for the succeeding fiscal year (the “Annual Budget and Business Plan”), setting forth the projected balance sheets, income statements and statements of cash flows for each month during such period; the projected budget for operation of business; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit for each month during such period; all payments projected to be made not in the ordinary course of business of the Company; and all other material matters relating to the operation, development and business of the Company;

(c) as soon as practicable, such other information reasonably requested by the Shareholders from time to time.

3.2 Inspection Rights. The Company shall permit the Shareholders and its agents, employees, officers, and directors upon at least five (5) Business Days’ prior written notice to the Board, and during the normal business hours of the Company, to visit and/or inspect any of the facilities or properties and examine the books of account and records of the Company and discuss the business, affairs, finances and accounts of the Company with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company.

3.3 Investigation. The Company shall keep the Shareholders promptly informed of any events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company, so that the Shareholders will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to it that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with the Shareholders, its respective members and Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by the Shareholders, making a public announcement of such matters).

Section 4 Protective provisions

4.1 Acts Requiring Special Board Approval. Notwithstanding anything to the contrary in the Constitution, the Company shall not take or permit to occur any of the following, whether directly or indirectly, whether in a single transaction or a series of related transactions, whether or not by merger, consolidation, scheme of arrangement, amalgamation, or otherwise, and any of the following taken or permitted to occur by the Company shall be deemed void, unless approved by the Board (which approval shall include the affirmative vote of at least one (1) director appointed by Profusa):

(a) the consummation of any transaction which would be a Deemed Liquidation Event;

(b) any declaration or payment of a dividend or other distribution by the Company;

(c) any purchase, repurchase, redemption or retirements of any Equity Security of the Company;

(d) any transaction with the Company’s employees, officers, directors, or Shareholders or any of their Affiliates (excluding the Company) or their shareholders outside the ordinary course of business and not on an arm's length basis, except (i) the execution, amendment and performance of any Transaction Documents to which the Company is a party, and (ii) as otherwise contemplated under any Transaction Documents;

(e) any material change to the business scope or nature of business of the Company, or engagement in any material new line of business which has not approved as part of Annual Budget and Business Plan;

(f) any sale, charge, lien or grant of an exclusive license or the incurrence of any Encumbrance on, all or substantially all of the assets of the Company and its subsidiaries;

(g) any sale, charge, lien or the incurrence of any Encumbrance on, all or substantially all of the Equity Security of the Company and its subsidiaries;

(h) any consolidation, amalgamation, merger, recapitalization, or reorganization involving the Company in which the Shareholders immediately prior to such transaction (i) own in the aggregate Equity Security of the Company representing less than fifty percent (50%) of the Company’s aggregate voting power, (ii) no longer have the right to appoint a majority of the directors to the Board or (iii) otherwise lose the right to direct the management of the Company, in each case, immediately upon or after the consummation of such transaction; and

(i) the commencement of or consent to any proceeding seeking voluntary liquidation, winding up, or dissolution of the Company (or any of its subsidiaries) under the Applicable Laws relating to bankruptcy, insolvency or relief of debtors.

4.2 Approvals of Shareholders. Unless otherwise provided hereunder or required by the Applicable Laws of Singapore, any matters to be approved by the Shareholders or which are to be adopted at the Shareholders’ meetings of the Company shall be approved and adopted by the Shareholders holding Equity Security of the Company representing more than fifty percent (50%) of total voting power of the total issued share capital of the Company.

Section 5 Restrictions on transfer of shares

5.1 Prohibition on Transfer of Shares.

(a) Except as otherwise permitted in this Section 5, none of the Shareholders shall sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way, all or any part of any interest in the Shares now or hereafter (“Transfer”) owned or held thereby. Any Transfer of the Shares thereby not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company, and shall not be recognized by the Company.

(b) None of the Shareholders may Transfer any Shares to any Competitor of Best Life (or any of its Affiliates) or the Company.

5.2 Drag Along Right.

(a) If, one or more Shareholders (including at least one Shareholder other than Profusa) holding, individually or collectively, no less than fifty percent (50%) of the outstanding Shares of the Company (on a fully-diluted and as-converted basis) (the “Dragging Shareholder(s)”) propose(s) a Transfer of the Company, whether structured as a merger, reorganization, sale of assets, sale of stock, sale of control of the Company, or otherwise, to a proposed transferee, including a Competitor of the Company (the “Proposed Transfer”), such Dragging Shareholder(s) shall have the right (but not the obligation) to require each other Shareholder (the “Dragged Shareholder(s)”), at least fifteen (15) days prior to the proposed closing of the Drag Along Sale (as defined below), by delivering a written notice (the “Drag Along Notice”) to each Dragged Shareholder, to sell all (and not less than all) of its Shares in the Company to the proposed transferee at the same price and on the same terms and conditions as agreed between the Dragging Shareholder(s) and the proposed transferee (the “Drag Along Sale”).

(b) The Drag-Along Notice shall state that the Dragging Shareholder(s) wish(es) to exercise its drag along right under this Section 5.2 with respect to the Drag Along Sale and shall also set forth the material terms and conditions of the Drag Along Sale, including (i) the consideration to be received in the Drag Along Sale, the price per Share or the formula by which such price is to be determined; and (ii) the identity of the proposed transferee. Each Dragged Shareholder shall execute and deliver all necessary documents and take all necessary actions to complete the Drag Along Sale within thirty (30) days after the Dragging Shareholder(s) deliver(s) the Drag Along Notice to each Dragged Shareholder, unless a longer period of time is otherwise required due to applicable Consent from any Government Entity in connection with the Drag Along Sale or as may be otherwise agreed between the Shareholders and the proposed transferee.

(c) Each Dragged Shareholder agrees,

(1) to waive any dissenter’s and appraisal rights that it be entitled under Applicable Laws or otherwise;

(2) to give the proposed transferee indemnities on a full basis with respect to matters solely relating to such Dragged Shareholder or covenants made by such Dragged Shareholder, provided that the Dragged Shareholder shall be entitled to liability limitations that are no less favorable than those enjoyed by the Dragging Shareholder(s) (on a pro rata basis based upon the proceeds such Dragged Shareholder receives in the Drag Along Sale);

(3) to join the Dragging Shareholder(s), severally but not jointly, on a pro rata basis (based upon the proceeds such Dragged Shareholder receives in the Drag Along Sale), and make to the proposed transferee the same representations and warranties relating to the Company and its subsidiaries, provided that each Shareholder's aggregate liabilities with respect to such representations and warranties shall only be up to the proceeds received by such Shareholder in connection with the Drag Along Sale; and

(4) to make to the proposed transferee representations and warranties with respect to itself or with respect to matters solely under such Dragged Shareholder’s control (including those regarding title to and ownership of Shares, due authorization, enforceability, and no conflicts); provided that the Dragged Shareholder shall be entitled to liability limitations that are no less favorable than those enjoyed by Dragging Shareholder(s) (on a pro rata basis based upon the proceeds such Dragged Shareholder receives in the Drag Along Sale).

(d) If the Drag Along Sale is not consummated within sixty (60) days following the date of the Drag Along Notice issued by the Dragging Shareholder(s) (as may be extended due to applicable Consent from any Government Entity in connection with the Drag Along Sale), the Drag Along Sale shall once again become subject to the procedures set forth under this Section 5.2.

5.3 Right of First Offer of the Company and other Shareholders.

(a) Except for (i) Transfers to Permitted Transferees in accordance with Section 5.5 and (ii) Transfer made pursuant to Section 5.2, and subject to Section 5.1, if any Shareholder (a “ROFO Transferor”) desires to Transfer a specified number of Shares (the “ROFO Shares”) to one or more Persons who are not Permitted Transferees, the ROFO Transferor shall prior to any such Transfer first deliver to the Company and each other Shareholder (the “ROFO Second Offerees”) a written notice (the “ROFO Offer Notice”) setting forth (x) the number of ROFO Shares, (y) the price for each ROFO Share at which the ROFO Transferor is willing to sell the ROFO Shares (the “Offer Price”) and (z) all material terms and conditions of the sale of the ROFO Shares (the “ROFO Sale Terms and Conditions”). A ROFO Offer Notice shall not be revocable except with the prior written consent of the Company.

(b) For a period of fifteen (15) days following the receipt of the ROFO Offer Notice, the Company shall have the right to purchase, by way of a share buy-back or share repurchase or any other appropriate mechanism, all or a portion of the ROFO Shares at the Offer Price and on the ROFO Sale Terms and Conditions.

(c) If the Company (i) elects not to exercise its right or elects to partially exercise its right pursuant to this Section 5.3; or (ii) does not exercise its right pursuant to this Section 5.3 within the fifteen (15)-day period described in Section 5.3(b), then for a period of fifteen (15) days following (x) the Company’s decision not to exercise or to partially exercise its right pursuant to this Section 5.3, or (y) the expiry of the fifteen (15)-day period described in Section 5.3(b) (as applicable):

(1) the ROFO Second Offerees shall have the right to purchase the ROFO Shares not being purchased by the Company at the Offer Price and on the ROFO Sale Terms and Conditions;

(2) If two or more ROFO Second Offerees elect to purchase the ROFO Shares not being purchased by the Company, then the ROFO Transferor shall Transfer the ROFO Shares not being purchased by the Company to the ROFO Second Offerees at the Offer Price and on the ROFO Sale Terms and Conditions, on a pro rata basis in proportion to their relative shareholdings in the Company; and

(3) If any ROFO Second Offeree (the “Partially Exercising ROFO Second Offeree”) does not elect to fully exercise its right pursuant to this Section 5.3, and the other ROFO Second Offerees (each a “Fully Exercising ROFO Second Offeree”) elect to fully exercise its right pursuant to this Section 5.3, then the Fully Exercising ROFO Second Offerees shall have the right to purchase the ROFO Shares not being purchased by the Partially Exercising ROFO Second Offeree(s), on a pro rata basis in proportion to their relative shareholdings in the Company.

(d) The closing of any purchase and sale between the ROFO Transferor and the Company and/or the ROFO Second Offerees pursuant to Section 5.3(b) and/or 5.3(c) shall take place on such date as the ROFO Transferor and the Company and/or the ROFO Second Offerees shall select. At the closing of such purchase and sale, the ROFO Transferor shall deliver written instruments of transfer in form and substance reasonably satisfactory to the purchasers thereof, duly executed by the ROFO Transferor, free and clear of any Encumbrance, together with the share certificates in respect of the ROFO Shares, against delivery of the price for the ROFO Shares.

(e) If any ROFO Shares remaining available for Transfer following the aforementioned procedures in this Section 5.3, then for a period of sixty (60) days following (x) the date on which the last Fully Exercising ROFO Second Offeree indicates its decision not to purchase the available ROFO Shares, or (y) the expiry of the fifteen (15)-day period described in Section 5.3(c) (as applicable), the ROFO Transferor shall be free to Transfer the available ROFO Shares at a price not less than the Offer Price and on terms and conditions not more favorable to the ROFO Sale Terms and Conditions, to any third party that is not a Permitted Transferee, pursuant to a bona fide transaction on arm's length basis.

(f) In the event that the ROFO Transferor shall not have sold the ROFO Shares for any reason before the expiry of the sixty (60)-day period described in Section 5.3(e), then the provisions of this Section 5.3 shall continue to be in effect with respect to all such Shares as if no notice from the ROFO Transferor had been given with respect thereto.

(g) In the event that a Shareholder delivers a ROFO Offer Notice pursuant to Section 5.3(a), no other ROFO Offer Notice shall be delivered prior to the thirtieth (30th) day following the closing of the purchase and sale between the ROFO Transferor and the Company and/or the ROFO Second Offeree(s) as set forth in Section 5.3(d) or, in the case that the ROFO Transferor shall not have sold the ROFO Shares before the expiration of the sixty (60)-day period described in Section 5.3(e), prior to the thirtieth (30th) day following the expiry of such sixty (60)-day period.

5.4 Tag Along Right.

(a) If (i) any ROFO Shares remaining available for Transfer to a proposed third party transferee following the procedures in Section 5.3, and (ii) any Shareholder has not exercised its right of first offer pursuant to Section 5.3, the ROFO Transferor shall deliver a written notice to each Shareholder not exercising any right of first offer pursuant to Section 5.3 (the “Non-Selling Shareholders”), setting forth the key terms and conditions for the proposed transfer, including the number of ROFO Shares remaining available for Transfer to the proposed transferee, the identity of the proposed transferee and the transfer price (the “Tag Along Sale Notice”). Each Non-Selling Shareholder shall have the right (but not the obligation) to require the ROFO Transferor, by delivering a written notice to the ROFO Transferor (the “Tag Along Participation Notice”) no later than fifteen (15) days upon receipt of the Tag Along Sale Notice from the ROFO Transferor, to procure the proposed transferee to purchase certain number of its Shares in the Company, on the same terms and conditions as agreed between the ROFO Transferor and the proposed transferee (the “Tag Along Sale”). The maximum number of Shares that each Non-Selling Shareholder is entitled to sell to the proposed transferee in the Tag Along Sale shall be the product of (i) the total number of ROFO Shares remaining available for Transfer to, and proposed to be purchased by, the proposed transferee as set forth in the Tag Along Sale Notice multiplied by (ii) a fraction, the numerator of which shall be the total number of Shares owned by such Non-Selling Shareholder at the date of the Tag Along Sale Notice and the denominator of which shall be the total number of Shares owned by the ROFO Transferor and the Non-Selling Shareholders who choose to participate in the Tag Along Sale at the date of the Tag Along Sale Notice.

(b) Each Non-Selling Shareholder that elects to participate in the Tag Along Sale shall execute and deliver all necessary documents and take all necessary actions to complete the Tag Along Sale within thirty (30) days after such Non-Selling Shareholder delivers the Tag Along Participation Notice to the ROFO Transferor, unless a longer period of time is otherwise required due to applicable Consent from any Government Entity in connection with the Tag Along Sale or as may be otherwise agreed between the relevant Shareholders.

(c) Each Non- Selling Shareholder agrees, (i) to accept the same terms and conditions as applicable to the ROFO Transferor in the Tag Along Sale; and (ii) to make to the proposed transferee the same representations and warranties, covenants and indemnities as made by the ROFO Transferor with respect to the Tag Along Sale which shall include, without limitation:

(1) the Shares being sold by it will be free of all liens, charges and Encumbrances;

(2) it is the sole legal and beneficial owner of such Shares; and

(3) other warranties including but not limited to due authorization, enforceability, and no conflicts,

provided that each Shareholder shall only give representations and warranties with respect to itself (and not any other Shareholders) regarding title to and ownership of Shares held by such Shareholder, due authorization, enforceability, and no conflicts. In addition, all such representations, warranties, covenants, and indemnities shall be made by each Non-Selling Shareholder and the ROFO Transferor severally and not jointly and any liability for breach of any such obligations shall be on a several (but not joint basis) and shall be allocated among each Non-Selling Shareholder and the ROFO Transferor on a pro rata basis in proportion to their relative shareholdings in the Company, and the aggregate amount of liability for each such Non-Selling Shareholder and the ROFO Transferor shall only be up to the proceeds received by such Shareholder in connection with the Tag Along Sale.

(d) If the Tag Along Sale is not consummated within sixty (60) days following date of the Tag Along Sale Notice issued by the ROFO Transferor (as may be extended due to applicable Consent from any Government Entity in connection with the Tag Along Sale), the Tag Along Sale shall once again become subject to the procedures set forth under this Section 5.4.

5.5 Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the transfer restrictions set forth under Sections 5.1 through 5.4 above shall not apply to Transfer of any Equity Securities of the Company, (a) by a Shareholder who is an individual, (x) either during such Shareholder’s lifetime or on death by will or intestacy, to his Immediate Family Members, or other fiduciary, custodian or trustee or other entities for the benefit of him or his Immediate Family Members, in each case for bona fide estate planning purposes, or (y) to any Person that is wholly owned by such Shareholder or such Person as set forth in the foregoing item (x), and/or (b) by a Shareholder which is an entity, to any of its Affiliates (each such transferee pursuant to this Section 5.5, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided, that (i) in each case, such Transfer is effected in compliance with Applicable Laws, (ii) in the event of a Transfer by the Shareholders other than Best Life, each such Permitted Transferee is not a Competitor, (iii) in each case, each such Permitted Transferee, prior to the completion of the Transfer, shall have executed a Deed of Accession in substantially the form attached hereto as Exhibit A (the “Deed of Accession”) or any other document in form and substance reasonably satisfactory to the remaining Shareholder(s) assuming the obligations of the transferor under this Agreement with respect to the transferred Equity Securities, and (iv) in respect of (b), the Permitted Transferee shall, and the transferor shall procure that the Permitted Transferee shall, retransfer its Equity Security in the Company to the transferor or another Affiliate of the transferor immediately if the Permitted Transferee ceases to be an Affiliate of the transferor; provided further, that the transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement.

Section 6 pre-emptive rights

6.1 General. Each Shareholder shall have a pre-emptive right to purchase up to a pro rata share of any New Securities which the Company may, from time to time, propose to issue and allot. Each Shareholder’s “pro rata share”, for purposes of this pre-emptive right, shall be determined according to the number of Shares owned by such Shareholder immediately prior to the issuance of the New Securities in relation to the total number of Shares issued and outstanding immediately prior to the issuance of the New Securities.

6.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Shareholder a written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have thirty (30) days after any such Issuance Notice is delivered to exercise its pre-emptive right under this Section 6 to purchase up to its pro rata share of such New Securities, for the price and upon the terms specified in the Issuance Notice, by giving written notice to the Company and stating therein the quantity of New Securities to be subscribed for in the exercise of such right.

6.3 Oversubscription Notice. If any Shareholder (the “Partially Subscribing Shareholder”) does not choose to fully exercise its pre-emptive right in accordance with Section 6.2 above, and other Shareholders (the “Fully Subscribing Shareholder”) choose to fully exercise its pre-emptive right in accordance with Section 6.2 above, the Company shall promptly give the Fully Subscribing Shareholders a written notice (an “Oversubscription Notice”) in accordance with Section 6.2 above, which shall set out the remaining amount of the New Securities not subscribed for by the Partially Subscribing Shareholders. In the event any Fully Subscribing Shareholder proposes to purchase more than its pro rata share of the New Securities, such Fully Subscribing Shareholder may, no later than five (5) days from the delivery of the Oversubscription Notice (the “Exercise Period”), give a written notice to the Company, stating therein the quantity of additional New Securities it proposes to purchase (the “Additional Number”). If, the total Additional Number of New Securities proposed to be subscribed for by all the Fully Subscribing Shareholders exceeds the total number of the remaining New Securities available for subscription, the total number of remaining New Securities to be allotted by the Company to each Fully Subscribing Shareholder shall be the lesser of (x) the Additional Number in respect of such Fully Subscribing Shareholder and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by all the Fully Subscribing Shareholders by (ii) a fraction, the numerator of which is the number of Shares held by such Fully Subscribing Shareholder and the denominator of which is the total number of Shares held by all the Fully Subscribing Shareholders.

6.4 Issuance by the Company to Third Party. In connection with any proposed issuance of New Securities, for sixty (60) days after the expiration of the Exercise Period, the Company may issue and allot any New Securities with respect to which no Shareholder has exercised its pre-emptive rights to purchase, at a price and upon terms no more favorable to the other purchasers thereof than specified in the Issuance Notice, so long as each purchaser of such New Securities who is not already a party hereto shall have executed and delivered to each of the other Parties hereto a Deed of Accession. In the event the Company has not sold such New Securities within such sixty (60)-day period, the Company shall not thereafter issue or allot any New Securities, without first again offering such securities to the Shareholders in the manner provided in Section 6.2 and Section 6.3 above.

6.5 Subsequent Right of Subscription.

(a) Notwithstanding anything to the contrary in this Agreement, the Parties agree and acknowledge that, within eighteen (18) months after the Closing (but in any case no later than thirty six (36) months after May 10, 2023), Best Life (or through any of its Affiliates) and certain other parties to the Term Sheet shall have the right to subscribe for Series A Preferred Shares of the Company for the first round fundraising after the Closing at a pre-money valuation of USD 10,000,000 (the “Series A Subscription”), whereby Best Life (or through any of its Affiliates) shall have the right to subscribe for 50.1% of the Series A Preferred Shares of the Company to be issued in such Series A Subscription.

(b) Upon request of Best Life (or through any of its Affiliates), Profusa shall do and perform, or cause to be done and performed, all such acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as may be necessary to give effect to the Series A Subscription.

Section 7 registration rights

7.1 Registration Right. Each Shareholder shall, in relation to the Shares held by it, be entitled to customary registration rights with respect to any potential public offering of the Company’s Equity Securities in the United States and be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s Equity Securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange, in each case, to the extent such rights are required to enable the Shareholder’s Shares to be traded on the relevant securities or stock exchange.

Section 8 Best life’s OPTIONs

8.1 Best Life’s Put Option. The Parties agree that, if any of the following events occurs, Best Life shall have the right (but not the obligation), by serving a written notice (the “Put Notice”) to Profusa, to sell any or part of its equity interests in the Company to Profusa through one or more transactions at the transfer price of the higher of (i) the FMV of the equity interests Best Life intends to sell to Profusa, and (ii) an amount calculated based on the following formula:

[***]

(a) If the License Agreement (as defined in the Share Purchase Agreement) is terminated pursuant to Section 16.3 thereof due to Profusa’s Material Breach under the License Agreement or pursuant to Section 4.2 thereof; or

(b) If the License Agreement (as defined in the Share Purchase Agreement) is terminated pursuant to Section 16.4 thereof due to a Bankruptcy Event of Profusa.

8.2 Best Life’s Call Option. The Parties agree that, in case of a Bankruptcy Event of Profusa, Best Life shall have the right (but not the obligation), by serving a written notice (the “Call Notice”) to Profusa, to require Profusa to sell its entire (but not partial) equity interests in the Company to Best Life (or any Person designated by Best Life) through one (but not more than one) transaction at the transfer price of [***] ([***]%) of the FMV. Profusa agrees that, if a Bankruptcy Event of Profusa occurs and Best Life (or any of its Affiliates) remains holding any Share in the Company, Profusa shall not, directly or indirectly, Transfer any Shares to any Competitor of Best Life (or any of its Affiliates) or the Company.

8.3 Completion. After Best Life sends a Put Notice or Call Notice, as applicable, Profusa shall execute all necessary documents and complete the equity transfer within fifteen (15) days from the date of determination of the transfer price.

8.4 For the purposes of this Agreement,

(a) “FMV” shall mean the fair market value of the Company as of the date of the Put Notice or the Call Notice, as applicable, mutually agreed by the Parties. In the event that the Parties are unable to agree on the FMV within fifteen (15) days after the delivery of the Put Notice or the Call Notice, as applicable, the Parties shall appoint an independent third party appraiser with international reputation as agreed by the Parties (the “Appraiser”) to determine the FMV within five (5) days after the end of such fifteen (15)-day period. In case an Appraiser is engaged, the Parties shall instruct the Appraiser to determine the FMV based on the highest of relative industry EBITDA multiples, price-earnings multiples and price-revenue multiples, discounted cash flow and other valuation methods and in all such valuation methods, earnings and sales shall be grounded in actual reported results or official forecasts and shall be prudently based on relevant industry standards. For the avoidance of doubt, any outstanding liabilities shall be deducted in the process of calculating and determining the FMV. The FMV as determined by the Appraiser in accordance with this Section 8.4(a) shall be final and binding on the Parties. The Parties shall use their commercially reasonable faith efforts to cause the Appraiser to determine the FMV within thirty (30) days after the Appraiser’s appointment. The costs for the appointment of an Appraiser hereunder shall be borne by the Company.

(b) “Investment Cost” shall include (i) the USD 6,000,000 paid by Best Life to Profusa as the Purchase Price for the 60% of the total issued share capital of the Company; (ii) any follow-on capital increase to be made by Best Life or any of its Affiliates until the date of the Put Notice; and (iii) any loan extended by Best Life (or any of its Affiliates) to the Company or Profusa (or any of its Affiliates) in relation to the establishment and operation of the Company that remains outstanding as of the date of the Put Notice.

(c) A “Bankruptcy Event” shall mean, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Government Entity of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

Section 9 Distribution Policy

9.1 Dividend Policy. Subject to the Applicable Laws and the Constitution, the Shareholders shall determine, from time to time and by reference to the operations, performance and requirements of the Company, whether and how much of the distributable profits shall be declared and paid as dividends to the Shareholders. Notwithstanding the foregoing, the Parties agree that, any Royalty Payment (as defined in the License Agreement) made by the Company to Profusa in accordance with the License Agreement shall be deducted from any and all dividend that may become distributable to Profusa from time to time, to the extent permitted under the Constitution and the Applicable Laws. For the avoidance of doubt, Profusa shall not receive any actual dividend distribution from the Company unless and until all dividend payable to Profusa in a given distribution period exceeds the then accumulated Royalty Payment already paid by the Company to Profusa, in which case only such excessive amount shall be distributed to Profusa.

Section 10 NO THIRD PARTY BENEFICIARIEs; ASSIGNMENTS AND TRANSFERS

10.1 No Third Party Beneficiaries. This Agreement and the rights and obligations of the Parties shall inure to the benefit of, and be binding upon, their respective successors and permitted assigns. Nothing in this Agreement is intended to confer any rights, benefits, or obligations upon any Person other than the Parties and their respective successors and permitted assigns.

10.2 Assignment. Unless otherwise agreed hereunder, no rights or obligations under this Agreement may be assigned, transferred or otherwise disposed of in whole or in part by any Party without the prior written permission of the other Parties. This Agreement shall be binding on and shall inure for the benefit of the Parties and their successors and permitted assignees.

Section 11 Confidentiality

11.1 Confidentiality. Each Party shall keep confidential, and shall cause its Affiliates, and its and their respective counsels, financial advisors, auditors and other authorized representatives, including, without limitation, their agents, employees, officers, and directors (collectively, the “Representatives”) to keep confidential, the terms and conditions hereof, of any predecessor agreement and of any other Transaction Documents, the documents and information regarding the affairs, finances and accounts of the Company (collectively, the “Confidential Information”) unless otherwise provided hereunder or otherwise agreed by the other Party; provided that each Party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by Applicable Laws and so long as, where such disclosure is to a Government Entity, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, to the extent permissible under Applicable Laws and (ii) to its officers, directors, employees and professional advisors as necessary for the performance of its obligations in connection with this Agreement or any other Transaction Documents so long as each such Person to whom the Confidential Information is so disclosed agrees to keep such Confidential Information confidential.

11.2 For the avoidance of doubt and notwithstanding anything to the contrary hereunder, the Purchaser shall be entitled to disclose the Confidential Information and any other information relating to the transactions contemplated under this Agreement or any other Transaction Documents (including due diligence reports prepared by third party advisors) to its and its Affiliates’ Representatives, shareholders, partners or investors, current or bona fide prospective investors, investment bankers and any Person otherwise providing debt or equity financing to any of the foregoing Persons.

Section 12 Miscellaneous

12.1 Termination.

(a) Except for such rights and obligations of the Parties as are set forth in Section 1 and this Section 12, this Agreement shall terminate in respect of a Shareholder if at any time, as a result of a Transfer of Shares made in accordance with this Agreement and the Constitution, that Shareholder holds no Shares, but without prejudice to any rights which any other Party may have against that Shareholder prior to termination.

(b) Any termination of this Agreement will not affect or impair any liabilities or obligations accrued as a result of any Party’s failure to comply with or fulfil any issues, undertakings or conditions hereunder.

12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore, without regard to conflicts of laws principles thereunder.

12.3 Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(a) The seat of the arbitration shall be Singapore.

(b) The tribunal shall consist of one (1) arbitrator.

(c) The language of the arbitration shall be English.

(d) The arbitral award shall be final and binding upon the Parties. The losing Party shall be responsible for the costs of the SIAC, the fees of the arbitrators, fees and expenses of the arbitration proceedings and all costs and expenses in relation to the enforcement of any arbitral award, including reasonable attorneys’ fees and expenses.

(e) During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication. Regardless of anything else contained herein, any Party to the dispute shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the Arbitration.

12.4 Language. This Agreement has been executed in English counterparts only. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

12.5 Amendments. Except as otherwise permitted herein, no provision of this Agreement may be amended, changed, waived, discharged or terminated other than in writing by the Parties.

12.6 Notices.

(a) A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it:

(1) must be written in English;

(2) shall be served by delivering it by hand, or an internationally recognized courier or as attachment to an e-mail to the address or email address set out in this Section 12.6(a)(2) and in each case marked for the attention of the relevant Party set out in this Section 12.6(a)(2) (or as otherwise notified from time to time in accordance with Section 12.6).

The relevant details of each Party at the date of this Agreement are:

To Best Life:

Address	:	Tasly Great Health Town No.1 Tingjiang Road, Beichen District, Tianjin, the People's Republic of China 300410
Telephone	:
E-mail	:
Attention	:

To Profusa:
Address	:	5959 Horton Street, Suite 450, Emeryville, CA 94608, the United States
Telephone	:
E-mail	:
Attention	:

To the Company:
Address	:	Tasly Great Health Town No.1 Tingjiang Road, Beichen District, Tianjin, the People's Republic of China 300410
Telephone	:
E-mail	:
Attention	:

(b) In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Section 12.6(c).

(c) Subject to Section 12.6(d), a notice is deemed to be received:

i. in the case of delivery by hand, when delivered;

ii. in the case of sent by an internationally recognized courier, when delivered; or

iii. in the case of sent by e-mail, when sent.

(d) A notice received or deemed to be received in accordance with Section 12.6(c) on a day which is not a Business Day or after 5 p.m. on any Business Day according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

(e) Each Party hereto undertakes to notify all of the other Party by notice served in accordance with this Section if the address specified herein is no longer an appropriate address for the service of notices.

12.7 Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request to give effect to the terms and intent of this Agreement.

12.8 Conflict with Constitution. In the event of any conflict or inconsistency between any of the terms of this Agreement and the Constitution, the terms of this Agreement shall prevail among the Parties other than against the Company. The Parties shall exercise all voting and other rights and powers to procure any required alteration to the Constitution to resolve such conflict or inconsistency.

12.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements, including the Binding Term Sheet for APAC Joint Venture entered into by the Parties (or their respective Affiliates) and certain other parties thereto dated September 8, 2020 and the Amendment Number One to the aforementioned Binding Term Sheet for APAC Joint Venture thereto dated May 10, 2023 (collectively, the “Term Sheet”), to the extent such Term Sheet pertains to the same subject matter hereto. For the avoidance of doubt, the Parties agree that the Term Sheet shall be replaced by this Agreement and of no effect with respect to the subject matter hereto.

12.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all Applicable Laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any Applicable Law in any jurisdiction, it shall be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or unenforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

12.11 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative with and in addition to all other rights and remedies and may be exercised successively.

12.12 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each Party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or electronic signature (such as Adobe Sign or DocuSign) to the other Parties, and the receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received.

12.13 Costs and Expenses. Unless otherwise expressly provided hereunder or agreed by the Parties, the Parties shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

12.14 Rules of Construction. Each Party agrees that it has been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.15 No Waiver. Failure by any Party to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver by such Party of such term, covenant, or condition. No waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder by any Party at any one or more times shall be deemed a waiver or relinquishment of such right, power or remedy by such Party at any other time.

[The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF the Parties have executed and delivered, or caused their duly authorized representatives to execute and deliver, this Agreement the date and year first above written.

Best Life Technology Limited (优活科技有限公司)

By:
Name:
Title:

Profusa, Inc

By:
Name:
Title:

Profusa Asia Pacific Pte. Ltd.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Schedule I Definitions

“Affiliate” means, with reference to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the first Person. With respect to any Person, “Control” means the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being a general partner, officer, director or managing member of the Person in question), to possess decision-making authority over the major management and policy decisions of the Person in question (which may be subject to the approval rights of other Persons with respect to certain major decisions regarding the Person in question), and “Controlled by” and “under common Control” shall be construed accordingly. The term “Affiliated” has a meaning correlative to the foregoing.

“Applicable Laws” means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, whether in effect as of the date hereof or thereafter and in each case as from time to time amended, applicable to such Person or its subsidiaries or their respective assets.

“Constitution” means the constitution of the Company as may be amended, restated or replaced from time to time.

“Business Day” means any day on which the commercial banks in the PRC, Singapore, the British Virgin Islands and the United States of America are generally open for business (excluding Saturdays, Sundays or statutory holidays).

“Closing” has the meaning given to it in the Share Purchase Agreement.

“Closing Date” has the meaning given to it in the Share Purchase Agreement.

"Competitor" means each Person who is engaged in, has invested in or is operating or controlling, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement whether now existing or formed hereafter), the same or similar business as any principal or strategic business of Best Life or any of its Affiliates or the Company, as applicable.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Government Entity.

“Deemed Liquidation Event” means any of the following events: (i) the acquisition of the Company by another entity by means of any reorganization, merger, amalgamation, scheme of arrangement or consolidation (but excluding any reorganization, merger, amalgamation, scheme of arrangement or consolidation effected exclusively for the purpose of changing the domicile of the Company), or any transaction or series of related transactions in which the Company’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least fifty per cent (50%) of the voting power of the resulting or surviving entity following such transaction or series of related transactions; (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets (including all or substantially all of the intellectual property) of the Company (or any series of related transactions resulting in such sale, transfer or other disposition of all or substantially all of the assets of the Company); (iii) a liquidation, winding up or dissolution of the Company.

1	Shareholders Agreement Annex A

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Government Entity” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Immediate Family Member” means, in respect of a natural person, his/her child, grandchild, parent, grandparent, spouse and sibling (including any adoptive relationship of the aforesaid), excluding any other level of familial relationship to such natural person.

“New Securities” means any Shares to be issued by the Company after the Closing; provided that the term “New Securities” does not include:

a. any Ordinary Shares issued to employees, officers, consultants or directors under any employee equity incentive plan duly adopted by the Company;

b. the issuance of Series A Preferred Shares after the Closing in accordance with the Term Sheet, subject to the definitive share subscription agreement to be entered into by the Company and such investors;

c. any Share issued by the Company in connection with any stock split, stock dividend, recapitalization or similar transaction which is on a pro rata basis to all shareholders of the Company;

d. any Share issued by the Company in connection with the acquisition of any equity interests, assets, properties or business of any Person, or any merger, consolidation or other business combination involving the Company.

“Ordinary Share” means the ordinary shares of the Company.

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, branch, liaison office, representative office, unincorporated organization or any other entity or organization.

“PRC” or “China” means the People’s Republic of China, solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Senior Management” means, with respect to any Person, the chief executive officer, the chief financial officer, the chief creative officer, the chief revenue officer, the president, the general manager or any other member of management reporting directly to the board of directors or chief executive officer of such Person.

“Series A Preferred Shares” means the Company’s series A preferred shares to be issued to certain investors after the Closing as contemplated in the Term Sheet.

“Shareholders” means at any given time, all the holders of the Shares issued and outstanding at such time.

“Shares” means collectively the Ordinary Shares and the Series A Preferred Shares (upon issuance).

“Transaction Documents” means collectively this Agreement, the Constitution, the Share Purchase Agreement, the License Agreement (as defined in the Share Purchase Agreement), the Sublicense Agreement (as defined in the Share Purchase Agreement), and other agreements designated as such by the Parties.

“United States Dollars” or “USD” means the lawful currency of the United States of America.

2	Shareholders Agreement Annex A

Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Additional Number	Section 6.3
Agreement	Preamble
Annual Budget and Business Plan	Section 3.1(b)
Appraiser	Section 8.4(a)
Bankruptcy Event	Section 8.4(c)
Best Life	Preamble
Board	Section 2.1
Call Notice	Section 8.2
Company	Preamble
Confidential Information	Section 11.1
Deed of Accession	Section 5.5
Drag Along Notice	Section 5.2(a)
Drag Along Sale	Section 5.2(a)
Dragged Shareholder(s)	Section 5.2(a)
Dragging Shareholder(s)	Section 5.2(a)
Exercise Period	Section 6.3
FMV	Section 8.4(a)
Fully Exercising ROFO Second Offeree	Section 5.3(c)(3)
Fully Subscribing Shareholder	Section 6.3
Issuance Notice	Section 6.2
Investment Cost	Section 8.4(b)
Non-Selling Shareholders	Section 5.4(a)
Offer Price	Section 5.3(a)
Oversubscription Notice	Section 6.3
Partially Exercising ROFO Second Offeree	Section 5.3(c)(3)
Partially Subscribing Shareholder	Section 6.3
Party or Parties	Preamble
Permitted Transferee(s)	Section 5.5
Profusa	Preamble
Proposed Transfer	Section 5.2(a)
Representatives	Section 11.1
ROFO Offer Notice	Section 5.3(a)
ROFO Sale Terms and Conditions	Section 5.3(a)
ROFO Shares	Section 5.3(a)
ROFO Second Offerees	Section 5.3(a)
ROFO Transferor	Section 5.3(a)
Series A Subscription	Section 6.5(a)
Share Purchase Agreement	Recitals
SIAC	Section 12.3
SIAC Rules	Section 12.3
Tag Along Participation Notice	Section 5.4(a)
Tag Along Sale	Section 5.4(a)
Tag Along Sale Notice	Section 5.4(a)
Term Sheet	Section 12.9
Transfer	Section 5.1(a)

3	Shareholders Agreement Annex A